EXHIBIT 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere Prices $20 million Public Offering of Common Stock

Northbrook, Ill—October 22, 2014—Nanosphere, Inc. (the “Company”) (Nasdaq:NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today announced the pricing of its previously announced underwritten public offering of 40,000,000 shares of its common stock at a public offering price of $0.50 per share. In connection with the offering, the Company has also granted the underwriters a 30-day option to purchase up to an additional 6,000,000 shares of common stock to cover over-allotments, if any. As part of the fee payable to the underwriters in connection with the offering, the Company will issue 400,000 shares of common stock to the underwriters, plus up to an additional 60,000 shares of common stock in the event that the underwriters exercise their over-allotment option. Chardan Capital Markets, LLC is acting as the sole book-running manager for the offering.

Net proceeds from the sale of the shares of common stock after underwriting discounts and commissions and other offering expenses are expected to be approximately $18.4 million. If the underwriters exercise their over-allotment option in full, net proceeds from the offering will be approximately $21.2 million. The offering is subject to customary closing conditions and is expected to close on Monday, October 27, 2014.

The Company plans to use the net proceeds from the offering for general corporate purposes and working capital.

The offering was made pursuant to a prospectus supplement to the Company’s prospectus, dated November 5, 2012, filed as part of the Company’s effective $100 million shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the final prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting Chardan Capital Markets, LLC, Attention: Scott Blakeman, Director of Operations, 17 State Street, Suite 1600, New York, NY or by telephone at 646-465-9000 or by email at sblakeman@chardancm.com.

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About the Verigene® System

The Verigene® System uses core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by mapping the genome of a particular bacterium. Currently, Verigene assays target infections of the bloodstream, respiratory tract and gastrointestinal tract. The System also offers additional capabilities in cancer, cardiovascular disease and autoimmune disease. The information gathered from Verigene enables clinicians to identify diseases earlier and make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy, reduced spread of antibiotic resistance and saved lives.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection and enable optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, allows clinicians to rapidly identify the most complex, costly and deadly infectious diseases through simple-to-use multiplexed diagnostic testing. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Forward Looking Statements

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

Michael Rice

Founding Partner

LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com

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